Exhibit 23.8

July 6, 2007

Aleris International, Inc.

25825 Science Park Drive

Beachwood, Ohio 44122

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Re:	Aleris International, Inc.
9%/9 3/4% Senior Notes Due 2014
10% Senior Subordinated Notes Due 2016

Ladies and Gentlemen:

We have acted as special California counsel for Aleris International, Inc., a Delaware corporation (the “Company”), and its subsidiary Western Zinc Corporation, a California corporation (the “California Guarantor”), in connection with (i) the issuance of 9%/9 3/4% Senior Notes Due 2014 (the “Senior Notes”) under that certain Senior Indenture dated as of December 19, 2006 (the “Senior Indenture”) among Aurora Acquisition Merger Sub, Inc. (the “Merger Sub”), Aleris International, Inc. (as the surviving corporation of the merger of the Merger Sub into the Company), the Subsidiary Guarantors named therein and LaSalle National Bank, as Trustee (the “Trustee”) and (ii) the issuance of 10% Senior Subordinated Notes Due 2016 (the “Senior Subordinated Notes”) under that certain Senior Subordinated Indenture dated as of December 19, 2006 (the “Subordinated Indenture”) among the Merger Sub, Aleris International, Inc. (as the surviving corporation of the merger of the Merger Sub into the Company), the Subsidiary Guarantors named therein and LaSalle National Bank, as Trustee (the “Trustee”).

In that connection we have rendered two separate opinions dated as of even date herewith, one with regard to the guaranty by the California Guarantor of the Senior Notes and one concerning the guaranty by the California Guarantor of the Senior Subordinated Notes. We hereby consent to the filing of those opinions as exhibits to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on our opinions, as if it were addressed to them, in rendering their opinion that is being filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Bingham McCutchen LLP

Bingham McCutchen LLP